Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2016 RESULTS
Rent-A-Center, Inc. Reports Earnings per Share of $0.47, Reduces Debt by $212 million, and Achieves Consolidated Leverage Ratio of 2.52x
______________________________________________

Plano, Texas, April 27, 2016 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended March 31, 2016.

Notable Items for the Quarter
Explanations of performance are compared to the prior year unless otherwise noted
GAAP Basis

•	Diluted earnings per share was $0.47 compared to $0.51 for the first quarter of 2015

Excluding Special Items (see non-GAAP reconciliation below)

•	Diluted earnings per share was $0.48 compared to $0.52 for the first quarter of 2015

•	Consolidated total revenues decreased 4.8 percent to $835.7 million and same store sales decreased 2.5 percent

•
Acceptance Now revenue increased by 2.7 percent driven by revenue growth in locations open less than 12 months. Same store sales were flat and were negatively impacted sequentially due to completing the lap of 90 day option pricing changes by the end of the quarter, further deterioration in oil affected markets, and the Company's increased focus on driving profitable sales

•
Core U.S. same store sales decreased by 3.8 percent driven by continued declines in the computer/tablet category, the impact resulting from the ongoing recast of the smartphone category, further deterioration in oil affected markets, and lower merchandise sales revenue

•	The Company’s operating profit as a percent of total revenues decreased to 6.1 percent, a 40 basis point decline over the prior year

•
For the three months ended March 31, the Company generated $226.5 million of cash from operations, capital expenditures totaled $14.4 million, and the Company ended the first quarter with $46.4 million of cash and cash equivalents

•	The Company reduced its outstanding debt balance by $212.1 million in the quarter and the Consolidated Leverage Ratio was at 2.52x as of March 31, 2016

•	The Company declared a quarterly dividend of $0.08 per share in the first quarter of 2016, which was paid April 21, 2016

"We have made significant progress on our profit optimization initiatives and capital allocation strategy. In the Core business, our pricing and supply chain initiatives increased gross profit margin and our flexible labor initiative continues to improve productivity. Additionally, more efficient use of working capital allowed us to improve leverage more swiftly than anticipated, and our path to achieve profitability in Mexico is ahead of plan," said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc.

Mr. Davis continued, "Our first quarter sales results were impacted by macro as well as company-specific headwinds, the latter of which reflect some conscious decisions to improve our profitability. We are also making significant progress with our new Acceptance Now commercial capabilities team which has already translated into a stronger pipeline of new retail partner opportunities," Mr. Davis concluded.

SAME STORE SALES
(Unaudited)

Table 1	2016				2015
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended March 31,	(3.8)%	(0.0)%	9.7%	(2.5)%	1.0%	34.1%	15.1%	8.0%

Note: Same store sales are reported on a constant currency basis.

Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.

ACCEPTANCE NOW first quarter revenues of $230.4 million increased 2.7 percent driven by revenue growth in locations open less than 12 months. Gross profit as a percent of total revenue versus prior year improved sequentially by 360 basis points driven by completing the lap of 90 day option pricing changes by the end of the quarter, and the Company's increased focus on driving profitable sales. Labor, as a percent of store revenue, was essentially flat. Other store expenses, as a percent of store revenue, were negatively impacted by higher skip/stolen losses.

CORE U.S. first quarter revenues of $584.4 million decreased 7.1 percent year over year primarily due to lower same store sales and the continued rationalization of our Core U.S. store base. In addition, the new point of sale system was rolled out to fewer locations than expected in the quarter, which allowed for implementation of identified system enhancements. Gross profit as a percent of total revenue increased 40 basis points and was positively impacted by our pricing and supply chain initiatives, and revenue mix. Labor, as a percent of store revenue, was negatively impacted by sales deleverage and higher health care expenses, partially offset by improved labor productivity, the flexible labor initiative, and lower incentive compensation. Other store expenses, as a percent of store revenue, were negatively impacted by sales deleverage, partially offset by a lower store count, initial improvements in fleet productivity, and lower losses.

MEXICO first quarter revenues decreased 23.3 percent driven by currency fluctuations and store closures. Same store sales were up 9.7 percent. Operating losses improved by $2.9 million and EBITDA was positive.

FRANCHISING first quarter revenues increased 14.7 percent and operating profit increased by $0.2 million.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Tables 2 and 3 below, which exclude restructuring charges in 2016 for the closure of certain Mexico stores and discrete income tax items. Gains or charges related to sales of stores, store closures, and discrete adjustments to tax reserves will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.

Reconciliation of net earnings to net earnings excluding special items (in thousands, except per share data):

Table 2	Three Months Ended		Three Months Ended
	March 31, 2016		March 31, 2015
	Amount	Per Share	Amount	Per Share
Net earnings	$25,061	$0.47	$27,298	$0.51
Special items, net of taxes:
Other charges	1,576	0.03	243	0.01
Discrete income tax items	(981)	(0.02)	—	—
Net earnings excluding special items	$25,656	$0.48	$27,541	$0.52

Guidance Policy
Rent-A-Center, Inc. provides annual guidance as it relates to diluted earnings per share and will only provide updates if there is a material change versus the original guidance. The Company believes providing diluted earnings per share guidance provides investors the appropriate insight into the Company’s ongoing operating performance. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Thursday morning, April 28, 2016, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, and smartphones, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,790 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,960 Acceptance Now locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 225 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statement
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments; failure to manage the Company's store labor (including overtime pay) and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; the Company's ability to successfully implement its new store information management system and a new finance/HR enterprise system; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or e-commerce capabilities; failure to achieve the anticipated profitability enhancements from the changes to the 90 day option pricing program and the development of dedicated commercial sales capabilities; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2015. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended March 31,
	2016		2016	2015		2015
(In thousands, except per share data)	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$835,652		$835,652	$877,639		$877,639
Operating profit	50,865	(1)	48,430	56,989	(3)	56,598
Net earnings	25,656	(1)(2)	25,061	27,541	(3)	27,298
Diluted earnings per common share	$0.48	(1)(2)	$0.47	$0.52	(3)	$0.51
Adjusted EBITDA	$70,689		$70,689	$76,753		$76,753
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$38,985	(1)	$36,550	$44,601	(3)	$44,210
Add back:
Other charges	—		2,435	—		391
Interest expense, net	11,880		11,880	12,388		12,388
Depreciation, amortization and write-down of intangibles	19,824		19,824	19,764		19,764
Adjusted EBITDA	$70,689		$70,689	$76,753		$76,753
(1) Excludes the effects of $2.4 million of pre-tax restructuring charges related to the closure of 14 Mexico stores. These charges reduced net earnings and net earnings per diluted share for the three months ended March 31, 2016, by approximately $1.6 million and $0.03, respectively.
(2) Excludes the effects of $1.0 million of discrete income tax adjustments that increased net earnings per diluted share by $0.02.
(3) Excludes the effects of $0.3 million of pre-tax charges related to store closures in Mexico in the first quarter of 2015 and $0.1 million of pre-tax charges for lease buyouts related to Core U.S. store closures in the second quarter of 2014. These charges reduced net earnings and net earnings per diluted share for the three months ended March 31, 2015, by approximately $0.2 million and $0.01, respectively.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	March 31,
	2016		2015
(In thousands)			Revised
Cash and Cash Equivalents	$46,362		$93,115
Receivables, net	67,926		61,939
Prepaid Expenses and Other Assets	62,147		63,047	(4)
Rental Merchandise, net
On Rent	822,821		950,890
Held for Rent	251,329		266,872
Total Assets	1,795,421		3,153,572

Senior Debt, net	207,971	(4)	341,390	(4)
Senior Notes, net	536,509	(4)	542,382	(4)
Total Liabilities	1,299,678		1,748,137
Stockholders' Equity	495,743		1,405,435
(4) In accordance with a newly adopted accounting standard, debt balances are now presented net of unamortized debt issuance costs, and the 2015 amounts have been revised to conform to the current period presentation. Unamortized debt issuance costs related to Senior Debt were $5.5 million and $7.4 million at March 31, 2016 and 2015, respectively. Unamortized debt issuance costs related to Senior Notes were $6.2 million and $7.6 million at March 31, 2016 and 2015, respectively. These unamortized debt issuance costs were previously presented in Prepaid Expenses and Other Assets.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 5	Three Months Ended March 31,
	2016		2015
(In thousands, except per share data)
Revenues
Store
Rentals and fees	$674,295		$711,450
Merchandise sales	131,707		136,280
Installment sales	18,420		18,253
Other	4,088		5,431
Total store revenues	828,510		871,414
Franchise
Merchandise sales	4,947		4,387
Royalty income and fees	2,195		1,838
Total revenues	835,652		877,639
Cost of revenues
Store
Cost of rentals and fees	176,241		185,118
Cost of merchandise sold	113,886		117,722
Cost of installment sales	6,025		6,157
Total cost of store revenues	296,152		308,997
Franchise cost of merchandise sold	4,556		4,049
Total cost of revenues	300,708		313,046
Gross profit	534,944		564,593
Operating expenses
Store expenses
Labor	209,387		220,974
Other store expenses	211,807		224,175
General and administrative expenses	43,061		42,691
Depreciation, amortization and write-down of intangibles	19,824		19,764
Other charges	2,435	(1)	391	(3)
Total operating expenses	486,514		507,995
Operating profit	48,430		56,598
Interest expense	11,977		12,578
Interest income	(97)		(190)
Earnings before income taxes	36,550		44,210
Income tax expense	11,489	(2)	16,912
NET EARNINGS	$25,061		$27,298
Basic weighted average shares	53,085		53,033
Basic earnings per common share	$0.47		$0.51
Diluted weighted average shares	53,342		53,377
Diluted earnings per common share	$0.47		$0.51

(1) Includes$2.4 million of restructuring charges related to the closure of 14 Mexico stores.
(2) Includes $1.0 million of discrete income tax adjustments.
(3) Includes $0.3 million of charges related to store closures in Mexico in the first quarter of 2015 and $0.1 million of pre-tax charges for lease buyouts related to store closures in the second quarter of 2014.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 6	Three Months Ended March 31,
	2016	2015
Revenues
Core U.S.	$584,365	$629,203
Acceptance Now	230,396	224,277
Mexico	13,749	17,934
Franchising	7,142	6,225
Total revenues	$835,652	$877,639

Table 7	Three Months Ended March 31,
	2016	2015
Gross profit
Core U.S.	$411,889	$441,140
Acceptance Now	111,142	109,164
Mexico	9,327	12,113
Franchising	2,586	2,176
Total gross profit	$534,944	$564,593

Table 8	Three Months Ended March 31,
	2016		2015
Operating profit (loss)
Core U.S.	$62,236		$67,573	(2)
Acceptance Now	29,369		34,532
Mexico	(2,610)	(1)	(3,454)	(3)
Franchising	1,413		1,216
Total segment operating profit	90,408		99,867
Corporate	(41,978)		(43,269)
Total operating profit	$48,430		$56,598
(1) Includes $2.4 million of restructuring charges related to the closure of 14 Mexico stores.
(2) Includes $0.1 million of charges for lease buyouts related to store closures in the second quarter of 2014.
(3) Includes $0.3 million of charges related to store closures in Mexico in the first quarter of 2015.

Table 9	Three Months Ended March 31,
	2016	2015
Depreciation, amortization and write-down of intangibles
Core U.S.	$10,892	$12,675
Acceptance Now	837	753
Mexico	939	1,474
Franchising	45	49
Total segments	12,713	14,951
Corporate	7,111	4,813
Total depreciation, amortization and write-down of intangibles	$19,824	$19,764

Table 10	Three Months Ended March 31,
	2016	2015
Capital expenditures
Core U.S.	$3,771	$814
Acceptance Now	292	283
Mexico	147	108
Total segments	4,210	1,205
Corporate	10,230	13,040
Total capital expenditures	$14,440	$14,245

Table 11	On Rent at March 31,		Held for Rent at March 31,
	2016	2015	2016	2015
Rental merchandise, net
Core U.S.	$481,434	$577,269	$239,272	$254,827
Acceptance Now	325,476	352,306	5,827	6,262
Mexico	15,911	21,315	6,230	5,783
Total rental merchandise, net	$822,821	$950,890	$251,329	$266,872

Table 12	March 31,
	2016	2015
Assets
Core U.S.	$1,111,298	$2,529,100
Acceptance Now	402,168	428,208
Mexico	34,005	53,666
Franchising	3,197	2,966
Total segments	1,550,668	3,013,940
Corporate	244,753	139,632
Total assets	$1,795,421	$3,153,572

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended March 31, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,672	1,444	532	143	227	5,018
New location openings	—	16	5	—	—	21
Acquired locations remaining open	—	—	—	—	—	—
Conversions	—	1	(1)	—	—	—
Closed locations
Merged with existing locations	(6)	(25)	(10)	(4)	—	(45)
Sold or closed with no surviving location	(4)	—	—	(10)	—	(14)
Locations at end of period	2,662	1,436	526	129	227	4,980
Acquired locations closed and accounts merged with existing locations	2	—	—	—	—	2

Table 14	Three Months Ended March 31, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,824	1,406	—	177	187	4,594
New location openings	—	53	1	—	4	58
Acquired locations remaining open	4	—	—	—	—	4
Conversions	—	—	—	—	—	—
Closed locations
Merged with existing locations	(4)	(27)	—	(8)	—	(39)
Sold or closed with no surviving location	(4)	—	—	—	(7)	(11)
Locations at end of period	2,820	1,432	1	169	184	4,606
Acquired locations closed and accounts merged with existing locations	15	—	—	—	—	15